China Health Holding (CHHH : OTCBB) Executed Letter of Intent to Acquire Xi'an Chunhui Pharmaceuticals

2006-12-04 18:33 ET - News Release LAS VEGAS -- (Business Wire)

China Health Holding (OTCBB: CHHH), a developer, manufacturer, marketer and distributor of pharmaceutical products and dietary supplements in China and worldwide, announced today that it has executed a binding acquisition letter of intent to acquire 51% or more ownership of Xi'an Chunhui Pharmaceuticals Co. Ltd., based in the People's Republic of China.

The letter gives China Health first refusal and exclusive rights to complete the acquisition of Xi'an Chunhui Pharmaceuticals within 12 months of the execution date (that is, until November 27, 2007). The completion of the acquisition is subject to negotiation and execution of a definitive acquisition agreement, as well as full legal and financial due diligence. The latter includes the determination of the valuation of Xi'an Chunhui Pharmaceuticals and the completion and delivery of audited financial statements of Xi'an Chunhui Pharmaceuticals according to US General Accepted Accounting Principles ("US GAAP").

Julianna Lu, Founder/CEO of China Health Holdings, commented: "The acquisition contemplated by the letter of intent with Xi'an Chunhui Pharmaceuticals is the latest in a series of recent steps China Health has taken to execute its comprehensive growth strategy. Through this and other transactions, we are in the process of building a powerful network of established China-SFDA-certified pharmaceutical drug manufacturing facilities along with extensive hospital and drugstore distribution channels in China. We will also have an enhanced pipeline of hundreds of China-SFDA certified pharmaceutical drugs."

In addition to the pending Xi'an Chunhui Pharmaceuticals, China Health has announced several other pending or completed acquisitions of China-based pharmaceutical firms in recent months. It has executed letters of intent to acquire 51% or more of Beijing Boran Pharmaceutical Co. Ltd., Shaanxi Wanan Pharmaceuticals Co. Ltd.; and Henan Tiankang Pharmaceuticals Co. Ltd and all letters give China Health legal first refusal and exclusive rights. It has executed "Acquisition Definitive Agreements" for acquiring 100% of Shaanxi MeiChen Pharmaceuticals, Ltd. and 60% of Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd. Also, it has signed a letter of intent with WangJing Hospital and the WangJing Hospital of China Academy of Chinese Medical Sciences, in the People's Republic of China, to develop the China International University of Traditional Chinese Medicine and the University Hospital for Traditional Chinese Medical Sciences.


In the next 12 to 24 months, China Health plans to complete further acquisitions and transactions with major pharmaceutical companies in the People's Republic of China, bringing its total assets to approximately US$100 million. At the end of this process, it projects annual gross revenue of approximately US$100 million, with annual net income of approximately US$10 million to US$15 million.

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About Xi'an Chunhui Pharmaceuticals

Xi'an Chunhui Pharmaceuticals, based in Shaanxi Province, is a drug manufacturer, developer and distributor with good manufacturing practices (GMP) certification from the China State Food and Drug Administration (China-SFDA). It distributes a total of 50 China-SFDA certified herbal drugs to China-SFDA Licensed Hospitals and drugstores across Shaanxi province and the People's Republic of China. It also owns three China-SFDA certified pharmaceutical facilities and two China-SFDA certified pharmaceutical herbal/raw materials cultivation bases with unique advanced technologies. Xi'an Chunhui Pharmaceuticals' herbal-based pharmaceutical drugs are used in treatment of cancers (such as liver and stomach cancer), viral infections, high blood pressure and cardiovascular disease. If you would like to be added to China Health's investor email lists or have additional questions, please contact Haris Tajyar with Investor Relations International at htajyar@irintl.com, or/and info@chinahealthholding.com.

About China Health Holding

China Health Holding, Inc. is a developer, manufacturer and marketer of natural medicinal products and pharmaceutical drugs in China and worldwide, with extensive expertise in the field of traditional Chinese medicine and the Chinese pharmaceutical industry. Its immediate goal is the profitable penetration of the growing global and China pharmaceutical industry and market through acquisitions of major pharmaceutical companies in the People's Republic of China and worldwide. Its long-term plans include the development of a pharmaceutical drug pipeline and technology based on its knowledge of traditional Chinese medicine and the pharmaceutical industry in the People's Republic of China.


The company has two wholly-owned subsidiaries. One is China Health World Pharmaceutical Corporation, which will develop, manufacture and commercialize natural medications for diseases and conditions related to diabetes, cardiovascular disease and neurological disorders. The other subsidiary, China Health World Trade Corporation, will be developing China Health's retail/franchise infrastructure along with worldwide branding, multimedia marketing and multi-channel distribution to global customers and markets.

China Health controls or owns exclusive worldwide ownership or rights for a total of 134 proprietary natural herbal medicinal products/formulas in two natural herbal medicinal product lines: King of Herbs and Taoist Medicinal. Please feel free to visit www.chinahealthholding.com for the Company's profile.


Safe Harbor Statement: To the extent that statements in the press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward looking,

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all forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements, which may accompany the forward-looking statements, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. In addition, the company disclaims any obligation to update or correct any forward-looking statements in all of the Company's press releases to reflect events or circumstances after the date hereof.


Contacts:
China Health Holding, Inc. (Las Vegas)
Yu, XiaoFei
Vice President/Corporate Development
Tel: 1-778-893-8909
Tel: 1-604-608-6788
info@chinahealthholding.com
www.chinahealthholding.com
or
Investor Relations International (Los Angeles)
Haris Tajyar, Managing Partner
1-818-382-9702
htajyar@irintl.com